    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  JANUARY 27, 1997.
                                              REGISTRATION NO. 333-_____________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ---------------------
                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------------
                             FIRST PACIFIC NETWORKS, INC.
                (Exact name of Registrant as specified in its charter)

         DELAWARE                           3577                  77-0174188
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Number)      Identification No.)
                                 ---------------------
                                     871 FOX LANE
                             SAN JOSE, CALIFORNIA  95131
                                    (408) 943-7600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                 ---------------------
                                   JAMES R. HIRSCHY
                               CHIEF EXECUTIVE OFFICER
                             FIRST PACIFIC NETWORKS, INC.
                      871 FOX LANE, SAN JOSE, CALIFORNIA  95131
                                    (408) 943-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)


           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / _____


                          CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 PROPOSED
                                                                          PROPOSED               MAXIMUM
                                                      AMOUNT TO BE    MAXIMUM OFFERING      AGGREGATE OFFERING         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED    PRICE PER SHARE(1)          PRICE(1)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock ($.001 par value)....................   6,456,882 shares       $.39                 $2,518,184                 $763
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

    (1) Estimated solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of First Pacific Networks, Inc. as reported on the Nasdaq SmallCap Market on January 24, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   6,456,882 SHARES

                             FIRST PACIFIC NETWORKS, INC.

                                     COMMON STOCK


    The 6,456,882 shares of Common Stock of First Pacific Networks, Inc. ("FPN" or the "Company") offered by this Prospectus are 5,346,695 shares of Common Stock issued upon conversion of Series G Preferred Stock, and shares of Common Stock issuable or potentially issuable upon (i) conversion of 175 shares of Series G Preferred Stock of FPN (the "Series G Preferred Shares") and
(ii) exercise of warrants to purchase 350,000 shares of FPN's Common Stock that may be sold from time to time by or on behalf of certain stockholders or warrantholders (collectively the "Selling Stockholders") of the Company described in this Prospectus under "Selling Stockholders."

    The Selling Stockholders acquired the Series G Preferred Shares from the Company in a private offering made in reliance upon Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The Company had agreed to initially register under the Securities Act a number of shares of Common Stock equal to at least 150% of the number of shares of Common Stock that would be issuable if all the Series G Preferred Shares were converted at the conversion rate in effect (as defined herein under "Risk Factors -- Need for Additional Funds and No Assurance of Available Financing") on October 31, 1996, the date of filing of the initial Registration Statement (the "Initial Registration Statement"), and to register an additional number of shares of Common Stock if the number of shares of Common Stock initially registered is insufficient to cover all of the Common Stock issued or issuable upon conversion of the Series G Preferred Shares in accordance with the terms thereof.

    The Company issued a warrant to purchase 350,000 shares of the Company's Common Stock to a placement agent in connection with the Series G Preferred Share financing (the "Series G Warrants"). The warrant agreement also provided for certain registration rights. Pursuant to these rights the holders have elected to include the shares issuable upon exercise of the Series G Warrant in this Registration Statement.

    The Initial Registration Statement registering 10,237,005 shares of the Company's Common Stock became effective on December 20, 1996 and as a result of Common Stock issuances pursuant to conversions of Series G Preferred Shares the number of shares of Common Stock initially registered is insufficient to cover 5,346,695 shares of Common Stock issued upon conversion of Series G Preferred Shares, the shares of Common Stock issuable upon conversion of the remaining 175 shares of Series G Preferred Shares and the Series G Warrants. Accordingly, the Company is registering in this Registration Statement of which this Prospectus is a part (the "Registration Statement"), additional shares of Common Stock including 5,346,695 shares of Common Stock issued in connection with Conversion of Series G Preferred Shares and shares which may become issuable upon conversion of the remaining Series G Preferred Shares and exercise of Series G Warrants. The Company intends to file an additional registration statement should the shares to be registered hereby are insufficient to cover any remaining shares issuable pursuant to conversions of Series G Preferred Shares and exercise of Series G Warrants.

    The number of shares of Common Stock initially registered and any additional shares of Common Stock registered are hereinafter collectively referred to as the "Shares". The Company has agreed to use its best efforts to cause the registration statement(s) covering the Shares to be declared effective and to remain effective for twelve (12) months from the date of effectiveness of the Initial Registration Statement. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

    The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in the Nasdaq SmallCap Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

    The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including without limitation, registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company. All discounts or commissions will be borne by the Selling Stockholders.

    THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

    The Company's Common Stock is listed on the Nasdaq SmallCap Market.  On
January   , 1997, the last sales price of the Company's Common Stock as reported
on the Nasdaq SmallCap Market was $    .
                                 ---------------------
        SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE
          CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.
                                 ---------------------
            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                        UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------------

                 The date of this Prospectus is January      , 1997.

                                 AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commissions Web site can be accessed at http://www.sec.gov. FPN's Common Stock is traded on the Nasdaq SmallCap Market. Reports and other information concerning FPN can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A;
    2.  Form 10-K for the fiscal year ended March 31, 1996; and
    3.  Form 10-Q for the period ended June 30, 1996.
    4.  Form 8-K filed on October 31, 1996.
    5.  Form 10-Q for the period ended September 30, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to First Pacific Networks, Inc. at 871 Fox Lane, San Jose, California 95131, Attention:
Chief Financial Officer.

                                  THE COMPANY


     First Pacific Networks, Inc. has developed a patented telecommunications technology that enables telephone, data and video communications to be transmitted simultaneously over a single wiring system to a large number of users on a cost-effective basis. The Company's strategy is to use a combination of strategic alliances with network system integrators, network infrastructure builders, major communications service and equipment providers, distributors and licensees as well as direct product sales to telephone service and cable television operators and utilities worldwide to gain market penetration of its products.

     The Company believes that worldwide market and regulatory developments and technological advancements are contributing to the increased demand by both the telephone and cable television industries for telecommunications systems capable of providing multiple and integrated communications services to their subscribers at a cost below or competitive with that necessary to build conventional communication systems. In addition, electric utility companies and municipalities are seeking to develop systems capable of implementing energy management programs as well as providing other communication services such as voice and data. The implementation of these systems requires upgrading of the broadband networks of the cable television industry and replacement and/or re-engineering of the switched voice and low-speed data networks operated by the telephone companies and/or, in certain instances, the deployment of new distribution networks. The Company believes that its technology can provide a cost-effective means of implementing such re-engineering. The Company's technology enables multiple communications services to be provided over upgraded network distribution systems or new hybrid fiber/coaxial cable (HFC) networks on an incremental user basis. To implement the Company's strategy, the Company is adapting and incorporating its core technology and family of products into systems designed to address specific market applications. The Company's current marketing activities are targeted primarily to cable telephony systems internationally and to selected domestic telephone markets, and domestic energy management applications for utility companies.

     The Company is conducting ongoing product development and testing to adapt its technology and products for specific market requirement applications and evaluate products under operating conditions and to reduce product costs. To date, no system wide first or commercial deployments of the Company's technology have been implemented, although field trials and pilot systems that include Company products are currently ongoing. Revenues have not been material and the Company has incurred substantial operating losses.

     In July 1992, the Company completed its initial public offering. The Company was incorporated under the laws of the State of Delaware in 1987. In August 1988, the Company changed its name to First Pacific Networks, Inc.

     The principal executive offices of FPN are currently located at 871 Fox Lane, San Jose, California 95131 and its telephone number is (408) 943-7600.

                                   RISK FACTORS

     THE SECURITIES OFFERED HEREBY INCLUDE A HIGH DEGREE OF RISK, AND PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS AND RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

     NEED FOR ADDITIONAL FUNDS AND NO ASSURANCE OF AVAILABLE FINANCING. The Company is experiencing negative cash flow from operations and it is expected that the Company will continue to experience negative cash flow through the end of fiscal 1997 and potentially thereafter. There can be no assurances that adequate revenue growth and reduction of operating losses will be achieved, and even if they are, management may choose to supplement the Company's cash position.

     The Company believes based on its current operating levels that it has sufficient cash resources at January 24 1997, for operating activities through approximately the second week of February 1997, at which time it will require additional funds from other sources unless and until it obtains
sufficient revenues from product sales or license fees.   The Company is
actively seeking additional funding for both near-term and long-term requirements from private equity or debt financings and from funding by strategic partners of various operational activities. To the extent the Company raises additional funding by issuing equity securities or securities convertible into equity securities ownership dilution to stockholders will result. The Company may issue an additional series of preferred stock with rights, preferences or privileges senior to those of the Company's Common Stock. The Company's Certificate of Incorporation authorizes 90 million shares of Common Stock. The Company currently has outstanding 65,472,794 shares of Common Stock and based upon its stock price of $0.41 per share has reserved 11,936,000 shares for issuance upon conversion of Series G Preferred Stock and Series H Preferred Stock. In addition, the Company has reserved approximately 5,478,000 shares of Common Stock related to outstanding warrants and stock options and shares issuable under its employee stock purchase plan. The Company believes it will be necessary to obtain stockholder approval to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance in future financings. There can be no assurance that the Company will attain such approval or that an increase of authorized shares will be sufficient to fulfill all of the Company's future financing requirements. The Company does not have any commitments or arrangements to obtain any funding and there can be no assurance that any required financing of the Company will be available or if available will be obtainable on terms favorable to the Company or its stockholders. The unavailability of any required financing, could prevent or delay the continued development and marketing of the Company's products, may require curtailment of the Company's operations and could result in the bankruptcy or insolvency of the Company.

     On May 31, 1996, the Company completed the sale of an aggregate of 5,000 shares of Series E Preferred Stock (the "Series E Preferred Shares") at $1,000 per share or an aggregate purchase price of $5,000,000 (net proceeds of $4,900,000 after the payment of placement fees) in a private placement. The Series E Preferred Shares were offered and sold in reliance on Regulation S promulgated under the Securities Act of 1933. In August 1996, one investor converted 2,500 shares of the Series E Preferred Shares into 3,138,000 shares of the Company's Common Stock and in October and November 1996 the remaining holder converted 1,650 shares of the Series E Preferred Shares into an aggregate 3,233,292 shares of the Company's Common Stock. In December 1996 and January 1997 the remaining 850 Series E Preferred Shares were converted into 4,250,000 shares of the Company's Common Stock. As the result of an agreement (the "Series E Agreement") with the remaining holder of Series E Preferred Shares the Company filed a registration statement with the Commission related to certain outstanding Series E Preferred Shares. The registration statement became effective in October 1996. As a result of the conversions the shares initially registered were insufficient and an additional registration statement was filed with the Commission and became effective on December 24, 1996. In connection with the Series E Agreement the Company issued warrants to purchase up to 50,000 shares of Common Stock to the remaining holder of Series E Preferred Shares. The warrants become exercisable over a three year term and have an exercise price of $1.52 per share. A registration statement related to the shares issuable upon exercise has been filed with the Commission in October, 1996. If the Series E Warrants are exercised they will result in additional dilution to the stockholders. There are no shares of Series E Preferred Stock outstanding at January 16, 1997.

     On August 27, 1996, the Company completed the sale of an aggregate of 1,500 shares of Series F Preferred Stock (the "Series F Preferred Shares") at $1,000 per share or an aggregate purchase price of $1,500,000 in a private placement. The Series F Preferred Shares were offered and sold in reliance on the exemption from registration under the Securities Act set forth in Regulation D under the Securities Act. In November 1996 the Company issued 2,364,000 shares of Common Stock upon conversion of 1,182 shares of Series F Preferred Shares and in January 1997 the Company issued 1,090,104 shares of Common Stock pursuant to conversion of the remaining 318 Series F Preferred Shares. In accordance with the subscription agreement between the Company and the holder of the Series F Preferred Shares the Company filed a registration statement, which became effective in October 1996, registering the Common Stock issuable upon conversion of the Series F Preferred Shares.
As a result of the conversions the shares initially registered were insufficient and an additional registration statement was filed with the Commission and became effective on December 24, 1996. In connection with the issuance of the Series F Preferred Shares the Company has agreed to issue warrants to purchase up to 100,000 shares of the Company's Common stock to an
individual as finder compensation.   The warrants become exercisable over a
three year term and have an exercise price of $1.52 per share. A registration statement related to the shares issuable upon exercise has been filed with the Commission in October, 1996. If the Series F Warrants are exercised they will result in additional dilution to the stockholders.

     On September 26, 1996, the Company entered into stock purchase agreements with a group of investors for the sale of an aggregate of 3,500 shares of Series G Preferred Stock (the "Series G Preferred Shares") at $1,000 per share or an aggregate purchase price of $3,500,000 (net proceeds of $3,325,000) in a private placement. The sale of the shares closed on October 1 and 2, 1996. The Series G Preferred Shares were offered and sold in reliance on the exemption from registration under the Securities Act set forth in Regulation D under the Securities Act. In January 1997, the Company issued an aggregate 15,583,700 shares of Common Stock upon conversion of 3,325 Series G Preferred Shares. In connection with the issuance of the Series G Preferred Shares, the Company has agreed to issue warrants to purchase up to 350,000 shares of the Company's Common stock to the placement agent. The warrants become exercisable over a three year term and have an exercise price of $1.34 per share. In accordance with the registration rights agreements between the Company and the purchasers of the Series G Preferred Shares the Company is obligated to use its best efforts to effect a "shelf" registration of the Common Stock issuable upon conversion of the Series G Preferred Shares and to keep the registration statement registering such shares effective for up to one year. A registration statement registering 10,237,005 shares of common stock issuable upon conversion of the Series G Preferred Shares and exercise of the warrants has been filed with the Commission and became effective December 20, 1996. When the remaining 175 Series G Preferred Shares are converted and if the Series G Warrants are exercised they will result in additional dilution to the stockholders.

     The Series G Preferred Shares may be converted into the Company's Common Stock at a conversion price which is the lower of (i) $1.34 (the "Series G Fixed Conversion Price"), or (ii) 85% of the average closing bid price for the three trading days prior to the date the investor gives notice of conversion. The Series G Preferred Shares shall automatically be converted into the Company's Common Stock, if not previously converted, on October 1, 1998. The Series G Preferred Shares are entitled to receive dividends only when and if dividends are declared on the Company's Common Stock. The Company has the right to redeem outstanding Series G Preferred Shares under certain circumstances.

     In January 1997, the Company completed the sale of an aggregate of 1,740 shares of Series H Preferred Stock (the "Series H Preferred Shares") at $1,000 per share or an aggregate purchase price of $1,740,000 in a private placement. The Series H Preferred Shares were offered and sold in reliance on the exemption from registration under the Securities Act set forth in Regulation D under the Securities Act. In accordance with the subscription agreement between the Company and the holders of the Series H Preferred Shares the Company is obligated to use its best efforts to effect a "shelf" registration of the Common Stock issuable upon conversion of the Series H Preferred Shares and to keep the registration statement registering such shares effective for up to two years.
In connection with the issuance of the Series H Preferred Shares the Company has issued warrants to purchase up to 694,000 shares of the Company's Common Stock to the investors. The warrants are exercisable over a three year term and have an exercise price of $0.50 per share. The shares issuable upon exercise will be registered pursuant to a separate additional registration statement. When the Series H Preferred Shares are converted and if the Series H Warrants are exercised they will result in additional dilution to the stockholders.

     The Series H Preferred Shares may be converted into the Company's Common Stock at a conversion price which is the lower of (i) $0.50 (the "Series H Fixed Conversion Price"), or (ii) 85% of the average closing bid price for the three trading days prior to the date the investor gives notice of conversion. The Series H Preferred Shares shall automatically be converted into the Company's Common Stock, if not previously converted, in January, 1999. The Series H Preferred Shares are entitled to receive dividends only when and if dividends are declared on the Company's Common Stock. The Company has the right to redeem outstanding Series H Preferred Shares under certain circumstances.

     In addition, the Company has outstanding warrants that contain registration rights. The warrants are subject to anti-dilution adjustments and are currently exercisable into approximately 1,897,000 shares of the Company's Common Stock at a current exercise price of $0.20 per share. A registration statement related to the shares issuable upon exercise has been filed with the Commission in October, 1996. If exercised the warrants will result in additional dilution to stockholders.

     The number of shares of the Company's Common Stock issued and outstanding on January 17, 1996 was 65,472,794.

     CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has incurred substantial losses since its inception and, as of September 30, 1996, had an accumulated deficit of approximately $135,561,000. The Company has incurred and expects to incur, over the near-term, additional operating losses and will continue to incur operating losses until such time as product sales generate sufficient revenues to fund its operations. The timing of achieving profitability is primarily dependent upon the continued development and commercial acceptance of the Company's products, and management's ability to strategically focus the Company. There can be no assurance as to whether or when achievement of profitable operations will occur.

     Numerous factors may materially and unpredictably affect operating results of the Company including the uncertainties of new product introduction and sales growth; the timing and extent of field trials of the Company's products; and recognition of license fees. Accordingly, the Company's operating results are expected to fluctuate from period to period.

     RECEIPT BY THE COMPANY OF A GOING CONCERN OPINION FROM ITS INDEPENDENT ACCOUNTANTS. The report dated May 17, 1996, of Coopers & Lybrand L.L.P on the Company's consolidated financial statements for the fiscal year ended March 31, 1996, contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

     LISTING OF THE COMPANY'S COMMON STOCK ON NASDAQ SMALLCAP MARKET. During 1995, the Company received notice from Nasdaq indicating that as a result of the Company's failure to maintain $4,000,000 of net tangible assets, as required by the NASD bylaws governing continuance on the Nasdaq National Market, the Company's Common Stock would be delisted if the required net tangible assets condition was not satisfied. Subsequently, the NASD moved the Company to the Nasdaq SmallCap Market commencing August 25, 1995. The NASD bylaws governing continuance on the Nasdaq SmallCap Market currently require companies whose shares trade below $1.00 per shares to, among other things, maintain capital surplus of at least $2,000,000 and a public float with a market value of at least $1,000,000.

     NASD has recently proposed, and is currently soliciting comments with respect to, a change in its bylaws to permit continued listing of securities only if the minimum bid price is at least $1.00. The Company's Common Stock has been trading at a price that is below $1.00 per share. As of December 31, 1996 the Company does not meet the current capital requirements and if the proposed change is not adopted, then, absent an exception from the capital requirements, the Company's stock will be delisted. If the proposed change is adopted and the price of the Company's stock does not increase to at least $1.00 per share, then, absent an exception to the new requirement, the Company's stock will be delisted. A delisting of the Company from Nasdaq could adversely affect the value and liquidity of the shares of the Company's Common Stock and restrict the Company's future ability to raise equity capital.

     UNCERTAINTY OF MARKET ACCEPTANCE. The Company's technology and products relate to an innovative method of providing telecommunications services. Market acceptance of the Company's technology will depend in large part on the Company's ability to demonstrate to potential customers and licensees, the viability, relative cost-effectiveness and other benefits of the Company's technology compared to competitive solutions or alternative communications technologies. Many companies have significant investments and vested interests in existing technologies and, accordingly, may be unwilling to rapidly accept new communications technologies. Deployment by telephone and cable service providers and electric utilities, particularly in the United States, may be prevented or further delayed by regulatory barriers or limitations on new capital expenditures. The Company believes that the ability to achieve rapid acceptance of its technology in major telecommunications markets depends on its establishment of strategic alliances with major equipment suppliers (OEM's), system integrators and communication service providers as well as the ability to demonstrate the cost effectiveness and functionality of the Company's products in a market with evolving requirements.

     There can be no assurance that the Company's existing or future products will be commercially accepted other than as demonstrated by the Company's sales growth to date. If market acceptance of these products is slower than anticipated, the Company's product sales and results of operations would be adversely affected, which may result in continuing losses. In addition, a slower rate of product commercialization is likely to result in an increased need for additional outside funding of the Company's operations.

     COMPETITION. Many areas of the telecommunications industry are characterized by intense competition, with a large number of companies offering or seeking to develop technology or system capabilities similar to those of the Company's technology or products. Many of these companies have substantially greater financial, marketing and other resources than the Company, are significantly more established in the industry and have substantial investments in their technology. The Company's competitors include manufacturers and vendors of technology and products which address specific customer or market needs for each discrete area of the telecommunications industry. The Company also competes directly with many companies who are developing or who are forming alliances with companies in the communications field to develop innovative communications technologies. In certain markets, the Company will also be indirectly competing with companies who are also potential customers of its technology and products, such as original equipment manufacturers. There can be no assurance that competitors will not succeed in developing technologies or offering products that are marketed at a lower price than those of the Company or in obtaining market acceptance for products more rapidly than the Company. Continued deregulation of the domestic telephone and cable television industries, as well as the emergence of new telecommunications technologies, can be expected to result in increased competition.

     TECHNOLOGICAL CHANGES; RISK OF PRODUCT OBSOLESCENCE. The market for the Company's technology and products is characterized by rapidly changing technology and evolving industry standards. Although the Company believes its approach to telecommunications requirements to be innovative, current competitors or market entrants may develop new technologies, products, or standards which could adversely affect the Company's ability to compete effectively or which could render the Company's technology and products obsolete. The Company's success will depend on its ability to anticipate changes in technology and industry standards and to respond to market and technological developments on a timely basis.

     RELIANCE ON CORPORATE RELATIONSHIPS. From time to time, the Company has established corporate relationships and intends to enter into future corporate relationships to test, distribute and market its products. Continued participation by corporate partners under marketing, distribution and supply agreements with the Company will depend not only on the timely achievement of development and marketing objectives by the Company, which cannot be assured, but also on each corporate partner's own financial, competitive, marketing and strategic considerations. The Company's agreements with strategic marketing, distribution and supply partners are generally terminable by their corporate partners on short notice. Suspension or termination of agreements with certain corporate partners could have a material adverse affect on the Company.

     DEPENDENCE ON SUPPLIERS. The Company relies on outside sources to manufacture components of its products, none of which are contractually obligated to meet the long-term requirements of the Company. While the Company believes there are a number of potential sources of supply for each component, there can be no assurance that current or alternative sources will be able to supply all of the Company's demands on a timely basis. Although the Company believes alternative sources are available, any interruption in the supply by these suppliers or substitution of an alternative supplier would likely result in delays in delivery that could adversely affect the Company's business. In addition, reliance on outside manufacturing sources reduces the Company's control over production costs.

     RELIANCE ON THIRD PARTY MANUFACTURERS. The Companies strategy includes seeking subcontracts with high volume manufacturers in order to provide the capacity necessary to support projected demands for the Company's products without incurring the capital expenditures required in connection with establishing an internal manufacturing capability. The Company may also seek to cross-license the manufacture of certain elements of its systems to strategic alliances when such activity could result in enhancements or cost reductions to its products being funded by the licensee. There can be no assurance that the Company will be able to secure subcontract manufacturing. Should it not be able to do so and significant sales materialize, the Company will incur significant expenditures in building manufacturing capacity and could experience delays in fulfilling it's production obligations.

     In January 1994, the Company entered into a three-year agreement with Sanyo Electric Co. Ltd. ("Sanyo") providing for Sanyo to manufacture the customer interface unit of the FPN1000 system. Sanyo commenced initial manufacturing of the customer interface unit during the fourth quarter of fiscal 1995. The Company has outstanding non cancelable commitments with Sanyo to purchase approximately $2.0 million of customer interface units. The Company and Sanyo currently have agreed that the Company will purchase this inventory which is comprised of both finished goods and components through the remainder of fiscal 1997.

     RISKS OF INTERNATIONAL OPERATIONS. The Company's strategy includes marketing its technology to licensees and partners, which may include governmental entities, and selling products in foreign countries. In addition, a substantial portion of the components of the Company's products are fabricated overseas. Accordingly, the Company's business will be subject to many of the risks of international operations, including tariffs and other trade barriers, currency control regulations, political instability, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection and potential adverse tax consequences. Also, currency conversion gains and losses could contribute to fluctuations in the Company's results of operations. If for any reason exchange or price controls or other restrictions on the conversion or repatriation of foreign currencies were imposed, the Company's operating results could be adversely affected. There can be no assurance that these factors will not have an adverse impact on the Company's international operations and, consequently, its operating results.

     DEPENDENCE ON LICENSEES AND INDEPENDENT DISTRIBUTORS. To the extent the Company licenses its technology, revenues beyond the initial license fee will be derived primarily from product component sales to or royalties from licensees or other revenue-sharing arrangements which are dependent on the successful marketing of products utilizing Company technology. Principal marketing activities are expected to be conducted or controlled by licensees of the Company's technology. Accordingly, the Company's future success will depend to a significant extent on the commitment of Company licensees to the Company's technology and products. If the Company licenses its technology and products, it may also not have control over the manufacturing process, quality assurance or costs. Although the Company's licensing strategy is based partially on the Company's assessment that licensees may be more effective than the Company in penetrating certain markets and obtaining greater market share, there can be no assurance that this will be the case. Accordingly, revenues which may be derived by the Company under license arrangements may be less than from sales which might have been derived by the Company if the Company were marketing its products directly. In addition, Entergy Enterprises is entitled to receive or participate in certain license and sublicense fees derived by the Company. Further, because the Company believes that the success of a telecommunications technology such as the Company's depends on rapid and widespread market penetration, the inability of licensees to achieve such penetration will materially adversely affect the Company's business and prospects. In certain markets, marketing efforts (including marketing to potential licensees) are or may in the future be conducted by independent distributors and OEMs who may also represent entities that are more significant to the distributor's business than is the Company and who may have no contractual obligation to market the Company's technology or products.

     DEPENDENCE ON PATENTS AND OTHER PROPRIETARY RIGHTS. The Company has twelve issued United States patents, six issued foreign patents and two additional United States patent applications pending, all generally covering the Company's core technology. In addition, more than 20 corresponding patent applications are pending in various foreign countries. The Company believes these patents have been and will continue to be important in enabling the Company to compete in the telecommunications industry. However, there can be no assurance that the Company's patents will not be challenged or circumvented by competitors or will provide the Company with any competitive advantages or that other companies will not be able to market functionally similar products, systems or processes without violating the Company's patent rights or that any additional patents will be issued. Failure to obtain patent protection in certain foreign countries may have a material adverse affect on the Company's ability to compete effectively in those countries. The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. As the Company intends to enforce its patents, trademarks and copyrights and protect its trade secrets, it may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and other personnel.

     GOVERNMENT REGULATION. The Company's markets in the United States may be materially affected by regulations and actions of the Federal Communications Commission ("FCC"), state public service and utility commissions, the United States Congress, and the courts relating to regulatory barriers between the telephone service and cable television industries, rate restrictions for services provided by companies in such industries, or other factors which affect the market and demand for and availability of communication systems providing a combination of telephone, computer, and video services. In certain United States markets, regulatory barriers restrict the ability of some service providers to provide a full range of communications services. Although legislation has been proposed to change the current regulations for those who provide both telephone and video services, there can be no assurance that such legislation will be implemented or, if implemented, when such changes will become effective. These restrictions may be an important factor in decisions by domestic telephone companies or cable operators in purchasing Company products or licensing Company technology. A decision by a utility to deploy an energy management system using PowerView-TM- for use in its existing service territory for energy applications will depend in part on the evaluation and approval of public utility commissions. There can be no assurance that public utility commissions will permit utilities to recover the full costs of PowerView in their customer rate bases.

     RISKS RELATING TO FIELD AND PILOT TESTING. Telecommunications technologies such as the Company's are generally first evaluated through a lengthy process of testing, field trials and first deployments prior to any commercial deployments. As a result, the Company has expended and may continue to expend substantial sums on product development and modifications and for inventory to support field trials which may not result in any commercial deployments. The Company's technology and products have been tested in certain field trials which have not yet resulted in significant purchases of Company products. Field trials are ongoing and the Company is unable to predict whether or when any commercial deployments will result, as this may depend on numerous factors beyond the Company's control, such as regulatory constraints, priorities and limitations on capital expenditures of the customer.

     VOLATILITY OF STOCK PRICE. The trading price of the Company's Common Stock has been highly volatile and could continue to be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general trends in the industry and other factors. The market prices of stocks of high technology companies often fluctuate based on factors unrelated to the operating performance of specific companies. Announcements by potential customers of their plans with respect to field trials or deployment orders for products of the Company or of competitors of the Company could cause the market price of the Common Stock to fluctuate substantially. Announcements of regulatory changes, or the failure to make changes which are anticipated by the telecommunications industry or the public, may create public perception that the business prospects of the Company may be adversely affected. Such a perception, whether or not accurate, may adversely affect the market price of the Common Stock.

     DEPENDENCY ON HARDWARE SUPPLIERS. The Company's PowerView-Registered Trademark- system is integrated with hardware and software components that comprise the in-home network. The Company has completed integration of its current version of PowerView-Registered Trademark- in cooperation with two hardware suppliers. The Company is currently dependent upon these suppliers for its continued involvement in certain field trials of PowerView-Registered Trademark- as well as potential near-term sales activities. Should these suppliers be unable to supply or discontinue production, the Company could experience significant delays and costs as a result of identifying and integrating the PowerView-Registered Trademark- product with a replacement supplier. Although the Company is investigating and evaluating additional sources there can be no assurance that such activities will occur or, occur in a timely enough fashion to avoid delays and incurring significant additional integration costs.

     FLUCTUATION IN REVENUES. The Company's strategy includes licensing arrangements, which are expected to include a license fee. During the period in which license fees are derived and retained by the Company, these fees can represent a substantial portion of the Company's revenues. Because of the extensive period of time involved in negotiating and obtaining a licensing arrangement as well as the inability to predict whether or when any licenses will be entered into, the Company may experience significant fluctuations in revenues (or periods in which minimal or no revenues are recognized) and operating results, at least over the near term. In addition, Entergy Enterprises has the right to receive or participate in certain license or sublicense fees derived by the Company. Additional variability in revenues and operating results may arise from timing and extent of field trials, budgeting and purchasing patterns of customers, regulation of cable television operators and telephone companies and technological developments in the telecommunications industry, as well as general economic trends. Notwithstanding the lack of revenues in certain periods, the Company continues to incur significant expenses and, accordingly, substantial net losses and cash flow shortfalls from operations. The continued inability of the Company to generate revenues on a predictable basis could result in the interruption or cancellation of certain of the Company's research and product development efforts, and require the Company to obtain additional funds.

     DEPENDENCE UPON KEY PERSONNEL. Because of the specialized technical nature of the Company's business the Company's success will depend to a significant extent upon a number of key technical and management employees. While the Company employees are required to sign standard agreements concerning confidentiality and ownership of inventions, the employees are generally not otherwise subject to employment agreements. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not maintain life insurance policies on its key employees.

     NO ASSURANCE OF ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL. The Company's ability to maintain its competitive technological position will depend, in part, upon its ability to attract and retain highly qualified scientific, managerial and manufacturing personnel. Competition for such personnel is intense. The loss of a significant group of key employees would adversely affect the Company's product development effort. On November 20, 1996 the Company's Board of Directors authorized employees, exclusive of officers and members of the Board of Directors, the right to cancel certain outstanding stock options and receive new stock option grants with an exercise price of $0.50 per share (the exercise price was in excess of fair market value on the date of the Board authorization). Options to purchase up to 1,264,000 shares of Common Stock would be subject to the employee rights. The new option grants would provide for new vesting ranging from one to three years.

     OBLIGATIONS DUE ENTERGY ENTERPRISES. Pursuant to an Amended Product License Agreement (the "License Agreement") with Entergy Enterprises, Inc. (Entergy) the Company is obligated to pay Entergy $3,500,000 in March 1998 and $3,500,000 in March 1999. The amounts due Entergy will be reduced by any royalty payments paid to Entergy in connection with the License Agreement prior to their payment. There can be no assurance that the Company will have generated sufficient cash flow from its operating activities to meet this obligation and as a result may be required to seek external debt or equity financing at that time.

     ANTI-TAKEOVER PROVISIONS. The Company is subject to agreements and provisions which could hinder or preclude an unsolicited acquisition of the Company. The Company has an employment agreement with one of its executive officers and severance agreements with five of its other officers and employees. The employment agreement which expires in June 1997, provides for the executive to be paid the remainder of his contract if it is terminated upon a change of control. The severance agreements generally provide for six months salary in the event the officer/employee is terminated without cause. Additional payments would be due in the event new employment is not secured within a twelve month period. In addition, the Company's Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder authorization, shares of preferred stock, in one or more designated series or classes. The Restated Certificate of Incorporation and By-laws also provide for the Board of Directors to be divided into three classes which serve for staggered three-year terms. The Company is also subject to a Delaware statute regulating business combinations. In addition, the Company has adopted a preferred stock purchase plan. Any of these agreements or provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. These provisions may also have a depressive effect on the market price of the Common Stock.

                                 SELLING STOCKHOLDERS


     The Selling Stockholders holding the Series G Preferred Shares or shares of Common Stock issued upon conversion of the Series G Shares acquired the Series G Preferred Shares from the Company in a private offering made in reliance on Regulation D under the Securities Act, in a transaction consummated on October 1, and October 2, 1996 (See "Risk Factors - Need for Additional Funds and No Assurance of Available Financing").

     The Selling Stockholders who may acquire its shares of Common Stock pursuant to exercise of the Series G Warrant acquired the warrant in connection with the Series G financing for which it acted as placement agent. (See "Risk Factors - Need for Additional Funds and No Assurance of Available Financing").

     The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each owns or has the right to acquire upon the conversion of the Series G Preferred Shares (the "Preferred Shares") purchased by each or exercise of Series G Warrants acquired by each, the number of Shares expected to be sold by each, assuming the conversion of all Preferred Shares and exercise of the Series G Warrant and the number and the percentage of the shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold.

                                                             Shares
                                                              Owned                     Shares Owned    Percentage
                                                             Before        Shares To        After       Owned After
          Selling Stockholder(1)                            Offering      Be Offered      Offering       Offering(5)
          ----------------------                            --------      ----------      --------       -----------
FTS Worldwide Corp.(2)                                      2,216,838      2,216,838         -0-            --
Duroc Holding (3)                                           1,138,823      1,138,823         -0-            --
Euro Factors International Inc. (3)                         1,138,823      1,138,823         -0-            --
The Law Firm of Bernstein, Leibhard & Lifshitz (3)            785,882        785,882         -0-            --
Gross Foundation Inc. (3)                                     689,431        115,929       573,502         1.0
Harmen Partners (3)                                           381,176        381,176         -0-            --
Bridge, Ltd. (3)                                              329,411        329,411         -0-            --
First Granite Securities, Inc. (4)                            350,000        350,000         -0-            --

-------------

(1) The persons named in the table have sole voting and investment power with respect to all shares of FPN Common Stock shown as beneficially owned by them.

(2) Represents Shares issued upon conversion of Series G Preferred Shares and 150% of the shares issuable upon conversion of 175 Series G Preferred Shares had such conversion occurred on January 24, 1997. The conversion rate at January 24, 1997 was 85% of the average closing bid price of the Company's Common Stock for the three trading days prior to January 24, 1997, (See "Risk Factors - Need for Additional Funds and No Assurance of Available Financing".)

(3) Represents Shares issued upon conversion of Series G Preferred Shares in January 1997.

(4) Represents Shares issuable upon exercise of Series G Warrants. (See "Risk Factors - Need for Additional Funds and No Assurance of Available Financing".)

(5) The number of shares of the Company's Common Stock issued and outstanding on January 24, 1997 was 65,472,794

                                 PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that they, or their respective pledges, donees, transferees or successors in interest, intend to sell all or a portion of the Shares from time to time on the Nasdaq SmallCap Market at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions.

     There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them. Pursuant to the terms of the Certificate of Designation for Series G Preferred Stock, Series G Preferred Shares are convertible into Common Stock to the extent of one-third of the Series G Preferred Shares purchased beginning November 30, 1996, an additional one-third of the Series G Preferred Shares purchased beginning December 15, 1996 and the balance beginning December 30, 1997 at the option of the holder and are convertible into shares of Common Stock at a conversion rate which may vary with the market price of the Company's Common Stock. Therefore, the number of shares of Common Stock into which the Series G Preferred Shares are convertible and which may be sold by the Selling Stockholders at a particular time will vary in accordance with the then applicable conversion rates. See "Risk Factors -- Need for Additional Funds and No Assurance of Available Financing." The Series G Warrants became exercisable on November 16, 1996 and expire in October, 1999.

     In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The Company will pay all expenses incident to the offering and sale of the Shares to the public, including without limitation, registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel of the Company. All discounts or commissions will be borne by the Selling Stockholders.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for twelve (12) months from the date of the Initial Registration Statement. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such twelve (12) month period.


                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                    LEGAL MATTERS

     The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                       EXPERTS

     The consolidated balance sheets as of March 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996 incorporated by reference in this Prospectus have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 of Notes to Consolidated Financial Statements) of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------


NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   3
Incorporation of Certain
    Documents by Reference.................................................   3
The Company................................................................   4
Risk Factors...............................................................   4
Selling Stockholders.......................................................  13
Plan of Distribution.......................................................  14
Use of Proceeds............................................................  14
Legal Matters..............................................................  14
Experts....................................................................  15

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               6,456,882 SHARES



                           FIRST PACIFIC NETWORKS,
                                     INC.



                                COMMON STOCK


                              ----------------

                                 PROSPECTUS

                              ----------------




                            January ______, 1997

--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

    SEC Registration Fee............................................     $   763
                                                                         -------
    Nasdaq filing fee...............................................
                                                                         -------
    Accounting fees and expenses....................................       2,000
                                                                         -------
    Printing........................................................          -
                                                                         -------
    Transfer agent and registrar fees and expenses..................          -
                                                                         -------
    Blue Sky fees and expenses (including counsel fees).............          -
                                                                         -------
    Legal fees and expenses.........................................       5,000
                                                                         -------
    Miscellaneous expenses..........................................       1,000
                                                                         -------

            Total...................................................     $ 8,763
                                                                         -------
                                                                         -------

     The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Stockholders, excluding underwriting discounts and commissions and legal fees.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporate Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Company eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

     The Registrant has also entered into indemnification agreements with each of its executive officers and directors, as well as several of its officers, the form of which is filed as Exhibit 10.1 and reference is hereby made to such form.

ITEM 16.  EXHIBITS.

    The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------

4.1 Certificate of Designation of Series G Preferred Stock of First Pacific Networks, Inc. (1)

4.2 Form of Stock Purchase Agreements between First Pacific Networks, Inc. and the Series G investor executing such Agreement (2)

4.3 Form of Registration Rights Agreement between First Pacific Networks, Inc. and the Series G investor executing such Agreement (3)

4.4 Letter of Agreement between First Granite Securities, Inc. (placement agent) and First Pacific Networks, Inc. (4)

4.5     Warrant Agreement between the Company and First Granite Securities,
        Inc. (5)

5.1     Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation (7)

10.1    Form of Indemnification Agreement (6)

23.1    Consent of Coopers & Lybrand L.L.P., independent accountants (7)

23.2 Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1) (7)

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement) (7)

-----------

(1) Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(2) Filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(3) Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(4) Filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(5) Filed as Exhibit 4.5 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(6) Filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by reference.

(7)   Filed herewith

ITEM 17.  UNDERTAKINGS.

    A.   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    E.   The undersigned Registrant hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 24th day of January, 1997.


                                   First Pacific Networks, Inc.


                                   By:    /s/ James R. Hirschy
                                      ------------------------------------------
                                           James R. Hirschy
                                           President and Chief Executive Officer


                           POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of First Pacific Networks, Inc., hereby severally constitute and appoint James R. Hirschy and Kenneth W. Schneider, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable First Pacific Networks, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 24, 1997 by the following persons in the capacities indicated.

           SIGNATURE                                                 TITLE
           ---------                                                 -----

    /s/ James R. Hirschy                        PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
------------------------------------------      (PRINCIPAL EXECUTIVE OFFICER)
     James R. Hirschy

    /s/ Kenneth W. Schneider                    EXECUTIVE VICE PRESIDENT FINANCE;
------------------------------------------      CHIEF FINANCIAL OFFICER; CORPORATE SECRETARY
     Kenneth W. Schneider                       (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

    /s/ Paul C. O'Brien                         CHAIRMAN OF THE BOARD
------------------------------------------
         Paul C. O'Brien

    /s/ Robert P. McNamara, Ph.D.               CHIEF TECHNICAL OFFICER; DIRECTOR
------------------------------------------
     Robert P. McNamara, Ph.D.

    /s/ Ambassador William A. Wilson            DIRECTOR
------------------------------------------
     Ambassador William A. Wilson

    /s/ Dr. Bill B. May                         DIRECTOR
------------------------------------------
     Dr. Bill B. May


                                    INDEX TO EXHIBITS

Exhibit No.
-----------

4.1 Certificate of Designation of Series G Preferred Stock of First Pacific Networks, Inc. (1)

4.2 Form of Stock Purchase Agreements between First Pacific Networks, Inc. and the Series G investor executing such Agreement (2)

4.3 Form of Registration Rights Agreement between First Pacific Networks, Inc. and the Series G investor executing such Agreement (3)

4.4 Letter of Agreement between First Granite Securities, Inc. (placement agent) and First Pacific Networks, Inc. (4)

4.5     Warrant Agreement between the Company and First Granite Securities,
        Inc. (5)

5.1     Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation (7)

10.1    Form of Indemnification Agreement (6)

23.1    Consent of Coopers & Lybrand L.L.P., independent accountants (7)

23.2 Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1) (7)

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement) (7)

-------------

(1) Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(2) Filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(3) Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(4) Filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(5) Filed as Exhibit 4.5 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 31, 1996.

(6) Filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by reference.

(7)     Filed herewith